Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. REPORTS $36.1 MILLION IN OPERATING INCOME FOR THE FIRST SIX MONTHS OF 2021

LITTLE ELM, TEXAS, August 17, 2021 — Retractable Technologies, Inc. (NYSE American: RVP) reports that its operating income was $36.1 million for the first six months of 2021, compared to an operating income for the same period last year of $1.4 million, and that income applicable to common shareholders was $28.5 million for the first six months of 2021 compared to $3.7 million in the prior year. Net sales were $42.5 million for the three months ended June 30, 2021 and $92.6 million for the six months ended June 30, 2021. The U.S. government remained a significant customer, constituting 64.4% and 70.4% of the net sales in the three and six-month periods ended June 30, 2021.

Retractable reports the following results of operations for the three and six months ended June 30, 2021 and 2020, respectively.

Comparison of Three Months Ended June 30, 2021 and June 30, 2020

Domestic sales, including sales to the U.S. government, accounted for 94.3% and 81.5% of the revenues for the three months ended June 30, 2021 and 2020, respectively. Domestic revenues increased 325.0% principally due to increased volumes primarily attributable to orders from the U.S. government. Domestic unit sales increased 226.0%. Domestic unit sales were 91.2% of total unit sales for the three months ended June 30, 2021. Domestic unit sales excluding the U.S. government rose approximately 20.7%. International revenues increased approximately $273 thousand due to an increase in products available for international shipment. Our international orders may be subject to significant fluctuation over time and may not be reflective of the full year’s sales. Overall unit sales increased 181.2%. Other than the U.S. government, our increased sales are predominantly attributable to existing customers as well as several new smaller customers who do not operate as distributors.

Cost of manufactured product increased 191.5% principally due to an increase in units sold. Royalty expense increased 173.3% due to increased gross sales.

Operating expenses increased 156.8% from the prior year. This is substantially due to increased headcount and other employee-related expenses, as well as consulting expenses. Each of these is attributable to the larger volume of orders and the expansion activities required by the Technology Investment Agreement (“TIA”) with the United States Government Department of Defense, U.S. Army Contracting Command-Aberdeen Proving Ground, Natick Contracting Division & Edgewood Contracting Division (ACC-APG, NCD & ECD). Included in the increased employee expenses were employee bonuses of approximately $2.2 million and $1.3 million of share-based compensation expense. Sales and marketing expenses increased due to employee bonuses, increased headcount, lifting of travel restrictions, and an increase in GPO fees on the basis of the increase in sales.

Income from operations was $12.7 million compared to income from operations of $960 thousand for the same period last year. The increase was due to the increase in net revenues and resulting gross profit. In the second quarter of 2021, we also recorded a gain of $1.4 million to reflect the forgiveness of our Paycheck Protection Program (“PPP”) loan.

Interest and other income decreased $972 thousand for the quarter ended June 30, 2021 compared to the same period last year principally due to a decrease in the unrealized gain on investments and a decrease in dividend income.  Interest expense for the second quarter of 2021 increased by approximately $19 thousand from the same period in the prior year. The increase is primarily attributable to imputed interest associated with amounts payable for the repurchase of preferred stock from former shareholders.

Comparison of Six Months Ended June 30, 2021 and June 30, 2020

Domestic sales, including sales to the U.S. government, accounted for 96.0% and 78.0% of the revenues for the six months ended June 30, 2021 and 2020, respectively. Domestic revenues increased 399.9% principally due to increased volumes primarily attributable to orders from the U.S. government. Domestic unit sales increased 322.0%. Domestic unit sales were 93.6% of total unit sales for the six months ended June 30, 2021. Domestic unit sales excluding the U.S. government rose approximately 30.1%. International revenues decreased approximately $1.3 million. Our international orders may be subject to significant fluctuation over time and may not be reflective of the full year’s sales. Overall unit sales increased 227.3%. Other than the U.S. government, our increased sales are predominantly attributable to existing customers as well as several new smaller customers who do not operate as distributors.

Cost of manufactured product increased 186.6% principally due to an increase in units sold. Royalty expense increased 203.3% due to increased gross sales.

An increase in operating expenses of 100.3% over the previous year is primarily attributable to an increase in headcount, employee-related expenses, and consulting fees. These increases are due to the growth in order volume and expansion activities required by the TIA. Included in the increased employee expenses were bonuses and retroactive salary increases for the named executive officers of approximately $650 thousand, $2.2 million in other employee bonuses, and $1.3 million of share-based compensation expense. Sales and marketing expenses increased due to employee bonuses and an increase of GPO fees on the basis of the increase in sales.

Income from operations was $36.1 million compared to income from operations of $1.4 million for the same period last year. The increase was due to the increase in net revenues and resulting gross profit.

Interest and other income increased $364 thousand for the six months ended June 30, 2021 compared to the same period last year principally due to unrealized gains from our investments.  Interest expense for the first six months of 2021 increased by approximately $50 thousand from the same period in the prior year. The increase is primarily attributable to imputed interest associated with amounts payable for the repurchase of preferred stock from former shareholders.

Further details concerning the results of operations as well as other matters are available in Retractable's Form 10-Q filed on August 16, 2021 with the U.S. Securities and Exchange Commission.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the impact of COVID-19 on all facets of logistics and operations, as well as costs, Retractable’s ability to complete capital improvements and ramp up domestic production in response to government agreements, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer